This Joint Filing Agreement confirms the agreement by and among the undersigned that the Schedule 13G is filed on behalf of each of the reporting person(s) identified below.

         Legg Mason Capital Management, Inc.


         By___/s/ Andrew J. Bowden____________________________
              Andrew J. Bowden, Senior Vice President

         Legg Mason Value Trust, Inc.


         By___/s/ Gregory T. Merz_____________________________
              Gregory T. Merz, Vice President